                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

File by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement         [ ]  Confidential, for use of the Commission
[X]   Definitive Proxy Statement               only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 AMERALIA, INC.
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

                    John F. Woolard, Executive Vice President
                    -----------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate Box:)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 AMERALIA, INC.

                                311 Raleigh Road
                              Kenilworth, IL 60043
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on June 23, 2000

--------------------------------------------------------------------------------

                                                                   May 23, 2000

TO THE SHAREHOLDERS OF AMERALIA, INC.:

         The Annual Meeting of Shareholders of AmerAlia, Inc., a Utah corporation, ("AmerAlia" or the "Company") will be held at the DoubleTree Hotel, 9599 Skokie Blvd, Skokie, Chicago, Illinois, on June 23, 2000 at 10:00 a.m. local time, to consider and take action on:

         1. The election of six directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified.

         2. Such other business as may properly come before the meeting, or any adjournments or postponements thereof.

         The discussion of the proposals set forth above is intended only as a summary, and is qualified in its entirety by the information contained in the accompanying Proxy Statement.

         Only holders of record of common stock at the close of business on May 25, 2000, will be entitled to notice of and to vote at this Annual Meeting, and any postponements or adjournments thereof.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON AND THE MANAGEMENT OF THE COMPANY HOPES THAT YOU WILL FIND IT CONVENIENT TO ATTEND.

         Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

                                 By Order of the Board of Directors:
                                 Bill H. Gunn, President


PLEASE DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                             YOUR VOTE IS IMPORTANT

                                 AMERALIA, INC.
                                311 RALEIGH ROAD
                              KENILWORTH, IL 60043

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 23, 2000

                                                                   May 23, 2000

         This Proxy Statement is being furnished to shareholders of AmerAlia, Inc. ("AmerAlia" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors for use at the Annual Meeting of shareholders of the Company (the "Annual Meeting") and at any adjournments or postponements thereof. The Annual Meeting will be held at 10:00 a.m. local time, at the DoubleTree Hotel, 9599 Skokie Blvd, Skokie, Chicago, Illinois, on June 23, 2000. This Proxy Statement will be first mailed to the shareholders on or about June 5, 2000.

                               VOTING SECURITIES

         Holders of record of the Company's common stock (the "Common Stock") at the close of business on May 25, 2000 (the "Record Date") will be entitled to vote on all matters. On the Record Date, the Company had 8,691,049 shares of Common Stock outstanding and 2,986 shares of Series E Preferred Stock. The holders of shares of Common Stock are entitled to one vote per share; the holders of the Series E Preferred Stock are entitled to 1,000 votes per share. The Company's voting securities include its outstanding Common Stock and Series E Preferred Stock.

         A majority of the issued and outstanding shares of the Common Stock and Preferred Stock, considered as a single class, entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the meeting. As described in more detail below, if there is a quorum present the six nominees for the Board receiving the greatest number of affirmative votes will be elected as directors (proposal 1).

         Management may, in its discretion, seek an adjournment of the meeting to a specific time and place if a quorum is not present.

         Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the shareholders. Any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof will not be counted as voting on a particular matter.

         A shareholder who gives his proxy pursuant to this solicitation may revoke it at any time before it is voted either by giving notice of the revocation thereof to the Secretary of the Company, by filing another proxy with the Secretary or by attending the Annual Meeting and voting in person. All properly executed and unrevoked proxies, if received in time, will be voted in accordance with the instructions of the beneficial owners contained thereon.

         The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company's Common Stock for whom they hold shares and will reimburse them for their reasonable expenses in so doing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         At May 25, 2000, AmerAlia had two classes of outstanding voting securities, its common stock (referred to herein as the "Common Stock") and its Series E Preferred Stock (each share of which is equivalent to the beneficial ownership of 1,000 shares of Common Stock). The following table sets forth information as of May 25, 2000 with respect to the ownership of the Common Stock and Series E Preferred Stock for all directors, individually, all executive officers named in the compensation table, all executive officers and directors as a group, and all beneficial owners of more than five percent of the Common Stock (not including shares held in the name of known depositories, such as CEDE & Co., for the benefit of the underlying beneficial shareholders). The following shareholders have sole voting and investment power with respect to the shares unless indicated otherwise.

Name & Address                          Amount & Nature          Percent        Percent
     of                                  of Beneficial             of          of Voting
Beneficial Owner                           Ownership              Class       Securities
----------------                        ---------------          -------      ----------
Bill H. Gunn                                   320,960(1)            3.6%            1.0%

Robert van Mourik                              245,384(2)            2.8%            1.2%
John F. Woolard                                276,000(3)            3.1%            nil
Geoffrey C. Murphy                              40,000(4)            0.5%            nil
Neil. E. Summerson                              75,000(5)            0.9%            nil
Robert A. Cameron                               75,000(6)            0.9%            nil

OFFICERS & DIRECTORS
AS A GROUP (7 PERSONS)                       1,072,344(10)          11.3%            2.8%

Jacqueline Badger Mars                       5,247,460(7)           49.1%           44.9%
atf the Jacqueline Badger Mars Trust
dated Feb 5, 1975 as amended
6885 Elm St., McLean, VA 22101

Madeline Ahern                                 514,319(8)           5.7%            4.4%
atf The Bromley Family Trust
8th fl, 87 Wickham Tce,
Brisbane,  Qld, Australia

Mary L. Tiscornia                              467,830(9)            5.1%            4.0%
448 Ignacio Boulevard, Suite 338
Novato, CA 94949



(1) Mr. Gunn: Includes 22,835 shares of Common Stock owned directly by Mr. Gunn and 96,125 shares of Common Stock owned by Gunn Development Pty. Ltd. (of which Mr. Gunn is a controlling shareholder); 62 shares of Series E Preferred Stock (convertible into common shares at the rate of

         1,000:1); and options to acquire 140,000 shares of Common Stock at $1.50 per share expiring on dates up to June 28, 2006. Does not include 70,000 Stock Appreciation Rights issued at $1.50 per share expiring on dates up to June 28, 2006.

(2) Mr. van Mourik: Includes 500 shares of Common Stock owned directly by Mr. van Mourik, 90,759 shares of Common Stock owned by Ahciejay Pty. Ltd. as Trustee for The R.C.J. Trust, and 54,125 shares of Common Stock owned by the R.C.J. Superannuation Fund, as to both of which Mr. van Mourik and his family are beneficiaries. Also includes options to acquire 75,000 shares of Common Stock at $1.50 per share expiring on June 28, 2006.

(3) Mr. Woolard: Includes 6,000 shares of Common Stock, 20 shares of Series E Preferred Stock, options to acquire 100,000 shares of Common stock at $1.00 per share exercisable through March 31, 2001, and options to acquire 150,000 shares of Common Stock at $1.50 per share exercisable through March 31, 2003.

(4)      Mr. Murphy: Includes 40,000 shares of common stock.

(5) Mr. Summerson: Represents options to acquire 75,000 shares of Common Stock for $1.50 per share expiring on June 28, 2006, held by Glendower Investments Pty. Ltd. as trustee of a trust of which Mr. Summerson and his family are beneficiaries.

(6) Mr. Cameron: Includes no shares, but includes options to acquire 75,000 shares of Common Stock at $1.50 per share expiring on June 28, 2006. The options are held by Jacinth Pty. Ltd., a company in which Mr. Cameron is a controlling shareholder.

(7) Mars Trust: Includes 3,247,460 shares of Common Stock and 2,000 shares of Series E Preferred Stock. See "Certain Relationships and Related Party Transactions".

(8) Bromley Family Trust: Includes 138,319 shares of Common Stock, and 376 shares of Series E Preferred Stock. The Bromley Family Trust is a trust for the benefit of relatives of Robert van Mourik's spouse. Neither Mr. van Mourik nor his wife has any direct or indirect interest in the Bromley Family Trust, although Mrs. van Mourik is a contingent, unnamed beneficiary. Neither Mr. nor Mrs. van Mourik has received any distributions from the Bromley Family Trust and neither influences nor controls the decisions of the trustee. See "Certain Relationships and Related Party Transactions."

(9) Ms. Tiscornia: Includes 61,830 shares of common stock and 406 shares of Series E Preferred Stock.

(10) All officers and directors: Includes beneficial ownership of Messrs. Gunn, van Mourik, Woolard, Murphy, Summerson and Cameron as described in notes 1, 2, 3, 4, 5, and 6, above, and options held by Roger Day, an executive officer who is not a director to acquire 40,000 shares of Common Stock at $1.50 per share. Does not include options held by Mr. Day to acquire 60,000 shares of Common Stock at $1.50 per share of which 20,000 shares vest in each of November 2000, November 2001, and November 2002.



         The information in the foregoing table does not include options to purchase 150,000 shares granted to Mr. Gunn, 100,000 shares granted to Mr. van Mourik, and 75,000 granted to each of Mr. Summerson and

Mr. Cameron in May 2000 which expire April 30, 2005. The exercise price of these options will be determined based on future events not later than August 31, 2000.

         The Series E Stock consists of 2,986 shares issued at $1,000 per share. These shares were issued in December 1997 in exchange for the surrender of outstanding Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock. The Series E Preferred Stock is entitled to a dividend preference of 10% per year, payable quarterly in arrears in restricted Common Stock valued at $1 per share through October 31, 2000. The Series E Stock is convertible into Common Stock at the option of the holder until October 31, 2000 on the basis of 1,000 shares of Common Stock per share of Series E Stock and, until converted, each share of Series E Preferred Stock is entitled to 1,000 votes at any meeting of the shareholders of the Company. The Company may redeem all or any portion of the outstanding shares of Series E Stock at any time upon giving six months notice, but only if the holder fails to exercise its conversion rights during that six month period.

         The Company knows of no arrangement, the operation of which may, at a subsequent date, result in change in control of the Company.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The following persons are nominated as directors of the Company for a term of one year and until the election and qualification of their successors:

Bill H. Gunn             Robert C.J. van Mourik           John F. Woolard
Neil E. Summerson        Robert A. Cameron                Geoffrey C. Murphy

         These persons will constitute the entire Board of Directors. The person named in the proxy intends to vote for those nominees, each of whom has been recommended for election by the Board of Directors of the Company, unless a shareholder withholds authority to vote for any or all of the nominees. The six nominees receiving the greatest number of affirmative votes will be elected as directors. If any nominee is unable to serve or, for good cause, will not serve, the person named in the proxy reserves the right to substitute another person of his choice as nominee in his place. Each of the nominees has agreed to serve, if elected.

Identification of Directors and Executive Officers

         The following table sets forth the names and ages of all the Directors and Executive Officers of AmerAlia, positions held by each such person, and when such person was first elected or appointed. The directors each serve until their successors are duly elected and qualified; officers are appointed by, and serve at the pleasure of, the Board of Directors.

                                                                       First
                                                                       Elected or
Name & Age                   Position                                  Appointed
----------                   --------                                  ---------
Bill H. Gunn                 Chairman of the Board,                    02/84
 Age 58                      President, & Chief
                             Executive Officer

Robert van Mourik            Director,                                 09/90
 Age 47                      Executive Vice President                  01/89
                             Chief Financial Officer,
                             Secretary & Treasurer

Neil E. Summerson            Director                                  09/90
 Age 52
 (1,2)

Robert A. Cameron            Director                                  09/90
 Age 61
 (2)

John Woolard                 Director                                  10/98
 Age 60                      Executive Vice President                  06/98

Geoffrey Murphy              Director                                  06/99
 Age 59 (1,2)

Roger Day                    Vice President of Operations              02/99
 Age 50

(1) Members of the Compensation Committee.

(2) Members of the Audit Committee

         There are no family relationships among the officers or directors.

         No arrangement exists between any of the above officers and directors pursuant to which any one of those persons was elected to such office or position.

         Directors hold office until the next meeting of shareholders and until a successor is elected and qualified, or until their resignation. Executive officers are elected at annual meetings of the Board of Directors. Each such officer holds office for one year or until a successor has been duly elected and qualified or until death, resignation or removal. No director of the Company is a director of another company having securities registered under Section 12 of the Securities Exchange Act of 1934 or a company registered under the Investment Company Act of 1940.

         A brief summary of the business experience of each person who is currently an officer or director of the Company, and such person's service with the Company is as follows:

         BILL H. GUNN

         Mr. Gunn graduated in Commerce from the University of Queensland in 1963, achieving his Accounting Certificate from the University of Queensland in the same year. Subsequently, he was admitted as a member of the Australian Society of Certified Practising Accountants and has successfully completed and passed the examinations for admittance as a Certified Public Accountant (CPA) in the USA.

         Since March, 1977, Mr. Gunn has been a self-employed investor, CPA, and a Director of several Australian Stock Exchange listed public companies, as well as a number of majority owned private corporations. These companies have been active in the field of retailing, hotels, feed mills, mining exploration, automotive components, securities investment, financing, property development and numerous related fields.

         During his business experience, Mr. Gunn has been exposed to a wide variety of corporate investments and has been involved in major business acquisition and development activities. He is particularly knowledgeable on business activities and investments in the Queensland region of Australia, which is widely regarded as the major Australian growth state. His principal activity is now acting as Chairman and President of the Company.

         ROBERT VAN MOURIK

         Mr. van Mourik graduated in 1974 with a Bachelor of Applied Science (Chemistry) and in 1981 with a Masters Degree in Business Administration. His employment experience includes manufacturing, real estate development and marketing, investment consulting and corporate reconstruction. He has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of AmerAlia since 1989 and he was elected a director on September 26, 1990.

         NEIL E. SUMMERSON

         Until July 1997, Mr. Summerson was the senior partner, and for five years prior was managing partner, in the international accounting firm of Ernst & Young, at its offices in Brisbane, Australia. Prior to 1992, he worked in the Corporate Recovery and Insolvency Division, which is involved in the administration of insolvent companies, as well as providing counsel to small businesses in the area of taxation, audit procedures and management advisory services. Mr. Summerson received his Bachelor of Commerce degree from the University of Queensland in 1968. He is a Fellow of the Institute of Chartered Accountants, an Associate of the Australian Institute of Credit Management, a Registered Public Accountant in Queensland, a registered Company Liquidator in Queensland, an Official Liquidator, and an Officer of the Supreme Court of Queensland. Mr. Summerson is a director of several Australian public and private companies. During the 1999 fiscal year, Mr. Summerson resigned as Receiver and Manager of Denison Resources Ltd.

         ROBERT A. CAMERON

         Mr. Cameron graduated with Honors in Metallurgical and Chemical Engineering from the University of Adelaide, Australia in April, 1961. Mr. Cameron has had 16 years experience as Chief Executive Officer and director of a number of Australian public companies. Mr. Cameron has been responsible for developing mining operations involving such industrial minerals as rutile, zircon, ilmenite, bentonite clay, calcium carbonate and silver and gold properties. From 1983, Mr. Cameron was Chairman of the Board of Directors of Denison Resources Ltd., an Australian stock exchange listed public company formed for the specific purpose of exploring and developing underground natural soda resources in Queensland, Australia. This led to the investigation of natural soda deposits in the United States and securing the Rock School Lease interest which was later transferred to the AmerAlia.

         JOHN WOOLARD

         Mr. Woolard graduated from the University of Wisconsin, Madison, Wisconsin, in June 1961. He received a Bachelor of Science degree with a major in economics. After graduation he was employed by an advertising agency, working in all major departments and finally as an account executive handling $5,000,000 annual advertising budgets. He joined an investment banking firm in 1968. In his 30 years in the investment banking business, Mr. Woolard has supervised all departments in the firm, including retail sales, corporate finance, underwriting, and accounting. Mr. Woolard has been a registered principal with the New York Stock Exchange member firm, Stiffel, Nicolas & Co. for more than the past five years until taking a leave of absence in January 1998. He is also a director and an investor in a number of privately-held companies. Presently, Mr. Wollard serves as Executive Vice President and Director of the Company.

         GEOFFREY MURPHY

         Mr. Murphy has, for more than the past five years, been a principal of Coloney, von Soosten + Associates, Inc., a consulting firm located in Kenilworth, Illinois. Mr Murphy graduated with a Bachelor's degree from Dartmouth College, and a Master's of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College.

         ROGER DAY

         Mr. Day is a graduate from Michigan Technical University with approximately twenty years experience in researching, developing and managing operations similar to AmerAlia's undertakings. Mr. Day previously held senior technical and management positions with two mining operations in Colorado. As Vice President of Operations, Mr. Day is responsible for supervising the design, construction and management of the solution mine and processing plant on the Company's lease.

         There are no significant employees who are not also directors or executive officers, described above. There are no family relationships among the officers or directors.

         Meetings of the Board and Committees:

               The Board of Directors held four formal meetings during the fiscal year ended June 30, 1999. Each director attended all of the formal meetings either in person or by telephone. The Board has since held one meeting through March 31, 2000 at which all directors were present except for one director who attended part of the meeting by telephone. In addition, regular communications were maintained throughout the year among all of the officers and directors of the Company and the directors acted by unanimous consent fourteen times during fiscal 1999 and thirteen times subsequently through March 31, 2000. AmerAlia has standing audit and compensation committees. It does not have a standing nomination committee.

               Audit Committee. The audit committee held one formal meeting during the fiscal year ended June 30, 1999 and one meeting subsequently through March 31, 2000. The responsibilities of the audit committee include:


          o    recommending the appointment of independent accountants;

          o reviewing the arrangements for and scope of the audit by independent accountants;

          o    review the independence of the independent accountants;

          o considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions;

          o reviewing and monitoring AmerAlia's policies regarding business ethics and conflicts of interest;

          o discussing with management and the independent accountants AmerAlia's draft annual financial statements and key accounting and reporting matters; and

          o reviewing the activities and recommendations of our accounting department.


               Compensation Committee. The compensation committee held one formal meeting during the fiscal year ended June 30, 1999 and two meetings subsequently through March 31, 2000. The compensation committee has the authority to review and make recommendations to our board of directors with respect to the compensation of our executive officers.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
                            SECTION 16(a) DISCLOSURE

               Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and officers and persons who own more than 10% of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Directors, officers, and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

         Based solely on its review of the copies of the reports it received from persons required to file, AmerAlia believes that during the period from July 1, 1997 through June 30, 1999 and subsequently, all filing requirements applicable to officers, directors, and greater-than-10% shareholders were met in accordance with the requirements of Section 16(a) except as follows:

          o The THG Partnership, of which Ms. Tiscornia, Bill H. Gunn, and Marvin H. Hudson were partners, exercised an option and acquired 450 shares of AmerAlia's Series E Preferred Stock in November 1998; Ms. Tiscornia and Mr. Gunn reported this transaction on a Form 4 in April 1999.

          o Mr. Gunn filed a Form 4 in October 1997 reporting transactions which took place in November 1996.

          o Mary L. Tiscornia filed a Form 3 in April 1998 reporting transactions which occurred in November 1996, and a Form 5 in April 1998 reporting subsequent transactions through March 31, 1998. Ms. Tiscornia ceased being subject to the reporting obligations of Section 16(a) in December 1998.

          o The Jacqueline Badger Mars Trust filed 32 Forms 4 in December 1997 reporting transactions which took place since May 1994. In August 1998, in connection with an administrative proceeding brought by the SEC, Ms. Mars, without admitting or denying the issues identified in the order, consented to the entry of a cease-and-desist order in which she agreed to cease and desist from committing or causing any violations of, and committing or causing any future violations of, Sections 13(d) and 16(a) of the Securities Exchange Act of 1934 and Rules 13d-1, 13d-2, 16a-2 and 16a-3 promulgated thereunder.

          o Mr. Neil Summerson filed a Form 4 in April 1998 reporting a transaction which occurred in January 1998.

          o Although Roger Day was appointed an executive officer of AmerAlia effective in November 1998, the appointment was not approved by the Board of Directors until April 1999. Consequently Mr. Day did not file a Form 3 until April 1999. Mr. Day considers this report to have been timely since his appointment was not effective without Board approval.

          o Mr. Marvin Hudson (no longer subject to the reporting obligations of Section 16(a)) filed Forms 4 in October 1997 reporting transactions which occurred in November 1996 and July 1997. In addition, AmerAlia is aware that Mr. Hudson has acquired beneficial ownership in additional securities through his ownership of an interest in THG which have not been reported as required. Mr. Hudson may have acquired or disposed of other shares of AmerAlia common stock or derivative securities without the knowledge of AmerAlia which have not been reported. Mr. Hudson ceased being subject to the reporting obligations of
               Section 16(a) in April 1999, following the dissolution of The THG Partnership.

         AmerAlia is obliged to pay common stock dividends to the holders of its Series E Preferred Stock as a class. Some of these holders are subject to the reporting obligations of Section 16(a). It is the position of these reporting persons that the dividends are exempt from the reporting requirements by virtue of Rule 16a-9 and, therefore, reports were not required to be filed to report each issuance of dividends.

         AmerAlia is aware that the THG Partnership elected to dissolve and distribute its assets to its partners in March 1999, and completed the distribution in April 1999. As a result of this distribution, Mary L. Tiscornia and Marvin H. Hudson ceased to be subject to the reporting requirements of
Section 16(a). However, as Marvin Hudson has failed to file the reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended, AmerAlia does not know whether he may have any short-swing liability.

         As a result of acquiring shares in May 1997 and selling shares in August 1997, Ms. Mary Tiscornia generated a short swing profit of $2,340. Upon becoming aware of this, Ms. Tiscornia brought the matter to the AmerAlia's attention and voluntarily remitted this amount to AmerAlia in June 1998 in settlement of her Section 16(b) liability.



                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information regarding compensation paid to the chief executive officer and the other principal officers of AmerAlia for the three years ended June 30, 1999. No other person who is currently an executive officer of AmerAlia earned salary and bonus compensation exceeding $100,000 during any of those years. This includes all compensation paid to him by the Company and any subsidiary.

                                            Annual Compensation                        Long Term Compensation
                                   ---------------------------------------      ------------------------------------
Name and                                                                                  Awards            Payout
Position                  Year      Salary       Bonus         Other            ------------------------   ---------    All Other
                                                                                Restricted     Options      LTIP      Compensation
                                                                                  Awards       &  SAR's     Payout
--------------------   ---------   ---------   ------------   ------------      ------------   ---------   ---------  ------------
    Bill H. Gunn            1999   $ 125,000   -0-            $     14,000(1)   -0-            -0-         -0-         -0-
   President and            1998   $ 100,000   -0-            $     14,000(1)   -0-            -0-         -0-         -0-
  Chief  Executive          1997   $ 100,000   -0-            $      8,000      -0-            -0-         -0-         -0-
      Officer

   John F Woolard,          1999   $ 135,000   -0-            $      9,333(1)   -0-            -0-         -0-         -0-
   Executive Vice            (2)
     President

     Roger Day,             1999   $ 100,000   -0-            -0-               -0-            -0-         -0-         -0-
 Vice President of            (3)
     Operations

Notes:      (1)  Directors fees
            (2)  Mr. Woolard was employed by AmerAlia on June 1, 1998.
            (3) Mr. Day entered into an employment agreement with AmerAlia in April 1999 effective November 1998.

         Mr. Gunn's salary was increased to $150,000 per year during 1999. The Company has no compensation, employee benefit, retirement, or option plans. The Company does grant options on a case by case basis, in the discretion of the Board of Directors.

         Employment Agreements. In April 1999, effective November 1998, the Company entered into a five year employment agreement with Roger Day who is employed with the title of Vice President of Operations. As compensation for services rendered under the employment agreement, Mr. Day shall receive a salary of $100,000 per annum, plus bonuses and salary increases as the Board of Directors may determine in its sole discretion. AmerAlia also granted Mr. Day options to acquire 100,000 shares of Common Stock for an exercise price of $1.50 per share, exercisable through December 31, 2003. Options to acquire 20,000 shares vested in Board approval; the remainder vest annually through November 2002.

         Options and Option Plans.

         During the fiscal year ended June 30, 1998, AmerAlia granted stock options to acquire 250,000 shares to John Woolard in connection with his becoming a consultant to AmerAlia in February 1998. 100,000 of these options are exercisable at $1.00 per share through March 31, 2001; the remaining 150,000 options are exercisable at $1.50 per share through March 31, 2003. Mr. Woolard became an executive officer of AmerAlia on June 1, 1998. Subsequent to the end of the 1998 fiscal year, AmerAlia granted stock options, as described above, to Roger Day who became an executive officer in April 1999.

         AmerAlia has not adopted any other stock option or stock appreciation rights plan.

         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.

         No officer exercised stock options during the fiscal year ended June 30, 1999, or subsequently. The following table sets forth information regarding the year-end value of options being held by the Chief Executive Officer and the other named officers such persons on June 30, 1999:

         (a)                     (b)                  (c)                 (d)                     (e)
-------------------------  -------------------   -------------     -----------------     ---------------------
        Name               Shares acquired on    Value realized    # of unexercised      Value of in-the-money
                               exercise                           options at FY end       options at FY end
                                                                    (exercisable/           (exercisable/
                                                                    unexercisable)          unexercisable)
-------------------------  -------------------   -------------     -----------------     ---------------------
Bill H. Gunn                               -0-             -0-               140,000                   245,000

Robert van Mourik                          -0-             -0-                75,000                   131,250

John Woolard                               -0-             -0-               250,000                   487,500

Roger Day                                  -0-             -0-                20,000                    35,000



Long Term Incentive Compensation Plans, Defined Benefit and Actuarial Plans

         AmerAlia has no long term incentive compensation plans, defined benefit plans, or actuarial plans. There are no plans to pay bonuses or deferred compensation to employees of the Company. The Company has not adopted any medical, life or other insurance plan for its employees.

Compensation of Directors

         AmerAlia's directors are authorized to receive $14,000 cash compensation for their services as Directors each year. In connection with certain consulting services rendered by them, the Company paid or accrued liabilities totaling $18,302 to an affiliate of Robert A. Cameron for services rendered during the fiscal year ended June 30, 1999, and has paid and accrued a liability for a total of $24,757 for the nine months ended March 31, 2000 (determined at the rate of $75 or $110 per hour).

         In addition, AmerAlia pays Coloney Von Soosten + Associates Inc. a retainer of $2,500 per month for financial and administrative services. Hours in excess of 15 per month are paid to Coloney Von Soosten + Associates Inc. at a rate of $200 per hour. Geoffrey C. Murphy, is a principal of Coloney Von Soosten + Associates Inc. and has primary responsibility for the services it provides to AmerAlia. AmerAlia has paid

Coloney Von Soosten + Associates, Inc. a total of $27,767 for services rendered from July 1, 1999 through March 31, 2000.

         In each case, Directors are reimbursed expenses they incurred on behalf of AmerAlia on a fully accountable basis.

         AmerAlia has no other arrangements pursuant to which it compensates its directors for acting in their capacities as such.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The following sets out information regarding transactions between officers, directors and significant shareholders of the Company during the most recent two fiscal years and during the subsequent fiscal year.

         Corporate Loans. During the fiscal year ended June 30, 1998 and 1999, certain related parties advanced loans to AmerAlia as detailed in Note 6 to the Financial Statements which states that AmerAlia owed $35,354 to directors and affiliates of the company at June 30, 1998 and $9,333 at June 30, 1999. This comprised advances to AmerAlia, as well as accrued but unpaid compensation and directors fees.

         As of June 30, 1997 AmerAlia owed $13,377 to Gunn Development Pty. Ltd., an affiliate of Mr. Bill H. Gunn, an officer of the company. By June 30, 1998 and 1999 AmerAlia had repaid the balance due and had advanced further funds to Gunn Development. The following summarizes these advances during the fiscal year ended June 30, 1999 and subsequently:

Balance due to Gunn Development at June 30, 1997:                     $   13,377
Advances to Gunn Development                                             173,881
Repayments received:                                                     142,830
Net interest accrued:                                                        Nil
                                                                      ----------
Balance due from Gunn Development at June 30, 1998:                   $   17,674
Advances to Gunn Development                                              60,508
Repayments received                                                       35,174
Net interest accrued subsequent to fiscal year                               Nil
                                                                      ----------
Balance due from Gunn Development at June 30, 1999                    $   43,008
Advances to Gunn Development                                          $   60,500
Repayments received                                                          Nil
Net interest accrued subsequent to fiscal year                               Nil
                                                                      ----------
Balance due from Gunn Development at March 31, 2000                   $  103,008

         These advances bear no interest, are due on demand, and are not evidenced by promissory notes.

         In addition to these advances to Gunn Development Pty. Ltd., on January 6, 1999 and on March 3, 1999, AmerAlia also advanced short-term loans of $68,670 and $125,000, respectively to Bill H. Gunn. These advances were evidenced by written documents and did bear interest at 10% per annum. Mr. Gunn repaid these amounts together with interest thereon in May 1999.

         As a condition of his employment agreement, AmerAlia loaned Mr. Day $25,000, bearing interest at 7% per annum. AmerAlia agreed to forgive $5,000 of the principal amount of such loan each year on the anniversary date of the November 1998 employment until paid in full. The note is payable within 30 days if Mr. Day's employment is terminated for any reason.

         Compensation Arrangements. AmerAlia entered into an employment agreement with Roger Day, its vice president of operations, in November 1998, as described above under "Executive Compensation -- Employment Agreements" This agreement was approved by the Board of Directors in April 1999.

         Directors and officers of AmerAlia are compensated as described above under "Executive Compensation -- Compensation of Directors."

         Purchase of Common Stock and Warrants. On December 30, 1998, Ms. Jacqueline Badger Mars, in her capacity as trustee for the Jacqueline Badger Mars Trust (the "Mars Trust"), acquired 700,000 shares of AmerAlia common stock at $1.50 per share for a total investment of $1,050,000. At the time that the Mars Trust purchased these shares, the price of AmerAlia common stock as quoted by the Nasdaq SmallCap Market was less than $1.30 per share. Included with the purchase were 700,000 common stock purchase warrants, granting the Mars Trust the right to buy an additional 700,000 shares of common stock at a price of $2.00 per share through March 31, 1999. On March 26, 1999, the Mars Trust exercised these warrants for a total of $1,400,000 paid to AmerAlia.

         Guaranty Agreement. On September 13, 1999, AmerAlia borrowed $4.2 million from NationsBank N.A. (now known as Bank of America, N.A. ("BofA")) for a term of one year. This amount was deposited into an escrow for the benefit of U.S. Filter in accordance with AmerAlia's contractual obligations to U.S. Filter.

         On January 21, 2000, AmerAlia borrowed an additional $1 million from BofA for one year. These funds were used to repay certain indebtedness and for working capital.

         BofA would not lend funds to AmerAlia based on AmerAlia's financial statements or ability to repay at the time of the loans. Therefore, one of AmerAlia's principal shareholders, the Jacqueline Badger Mars Trust facilitated the loans by guaranteeing repayment to the bank. To compensate the Trust for issuing this guarantee, AmerAlia agreed to pay the Trust an amount equal to 10% of the amounts guaranteed payable in shares of AmerAlia's restricted common stock valued according to a formula based on future market prices of AmerAlia's common stock. These shares have not yet been issued because the valuation event has not occurred.

         THG Partnership Transactions. In connection with the settlement of a pre-existing debt, AmerAlia granted The THG Partnership an option until October 1998 to exchange units of the Rural Investment Trust, an Australian public real estate investment trust, for an additional 450 shares of Series E Preferred Stock or (at THG's election) to purchase 450 shares of Series E Preferred Stock for $450,000 in cash. The partners of The THG Partnership were Miss Mary L. Tiscornia, formerly a significant shareholder of AmerAlia, Mr. Bill H. Gunn, Chairman and CEO of AmerAlia, and Mr. Marvin H. Hudson, a former Vice President.

         On October 13, 1998 THG notified AmerAlia it was exercising its option to put the RIT investment to AmerAlia. As part of its own working capital requirements, THG had secured a debt facility with the ANZ Bank in Australia using the RIT investment as collateral. AmerAlia assumed THG's liability to the ANZ Bank in exchange for payment to AmerAlia of the amount of the outstanding indebtedness. This debt was approximately A$300,000 ($180,000). Consequently, effective October 18, 1998, AmerAlia and THG entered into an agreement whereby:

o    THG assigned the RIT units to AmerAlia;

o    THG paid to AmerAlia the amount of its outstanding debt due to ANZ Bank;

o AmerAlia assumed liability for THG's debt to the ANZ Bank, guaranteed it would pay principal and interest in accordance with the requirements of the loan facility, and indemnified THG and its partners against any loss which it might incur in settling the debt;

o THG delivered to AmerAlia transfer documents and powers of attorney sufficient to enable AmerAlia to transfer the RIT investment into AmerAlia's name.

         Although the transaction occurred between AmerAlia and THG, then an affiliate, management believed the substance of the transaction was between AmerAlia and the ANZ Bank. AmerAlia believed it gained access to this borrowing on favorable terms without the costs normally associated with secured borrowing from financial institutions. THG did not receive any consideration for providing the credit facility to AmerAlia. Subsequently THG dissolved.

     The RIT units were liquidated in May 1999 and the debt to the ANZ Bank repaid. The total consideration received by AmerAlia for the issue of the 450 shares of Series E Preferred Stock upon liquidation of its RIT investment was $418,346.

         Short Swing Liability. As a result of acquiring shares in May 1997 and selling shares in August 1997, Ms. Mary Tiscornia generated a short swing profit of $2,340. Upon becoming aware of this, Ms. Tiscornia brought the matter to the AmerAlia's attention and voluntarily remitted this amount to AmerAlia in June 1998 in settlement of her Section 16(b) liability.

         Conversion of Series of Preferred Stock into Common Stock. At the beginning of the 1998 fiscal year, Ms Jacqueline Badger Mars in her capacity as trustee of the Jacqueline Badger Mars Trust held shares of Series A, B, and D Preferred Stock. At a meeting held on June 30, 1998, the shareholders of AmerAlia approved the following conversions and exchanges:

(1) 666,666 shares of Series A preferred stock were exchanged by agreement with AmerAlia for 666,666 shares of common stock;

(2) 25,000 shares of Series B preferred stock were exchanged for 125,000 shares of common stock in accordance with the statement of preferences which established the Series B stock; and

(3) the 2,000 shares of Series D Preferred stock were exchanged by agreement with AmerAlia for 2,000 shares of Series E Preferred Stock which hold the same preferences as those attributable to the Series D stock.

         AmerAlia reached an agreement with Miss Madeline Ahern who held the remaining 26,000 shares of Series B Preferred Stock as trustee for the Bromley Family Trust, to exchange the outstanding Series B shares held by the Bromley Family Trust, together with accrued but unpaid dividends due of $36,000, for 296 shares of Series E Preferred Stock. This exchange was accomplished based on the respective liquidation values of the Series B and Series E Preferred Stock

         AmerAlia negotiated with the holders of the outstanding 750 shares of Series C Preferred Stock an exchange, based upon their respective liquidation values, for 60 shares of Series E Preferred Stock. One of the holders of the Series C Preferred Stock was Mr. John Woolard who received 20 shares of Series E Preferred Stock. Subsequently, AmerAlia appointed Mr. Woolard an executive officer (in June 1998) and a director (in October 1998) of AmerAlia.

         AmerAlia negotiated with THG and the Bromley Family Trust, the remaining holders of 180 shares of Series D Preferred Stock, an exchange for 180 shares of Series E Preferred Stock and an exchange of an option to acquire 450 shares of Series D Preferred Stock for an option to acquire 450 shares of Series E Stock.

         As a result of these transactions, the shares of Series E Preferred Stock are the only shares of preferred stock currently outstanding.

         No nominee or director of AmerAlia is, or has been, a partner or executive officer of any investment banking firm that has performed services for AmerAlia during the last fiscal year or that AmerAlia proposes to have perform services during the current year. AmerAlia is not aware of any other relationship between its directors and AmerAlia that are similar in nature and scope to those relationships listed in paragraphs (b)(1) through (5) of this
Item 13 except as described above.

         Dividend Payments. During the fiscal year ended June 30, 1998, dividends of $356,554 became payable on the Series A, B, C, D and E Preferred Stock and AmerAlia, upon the agreement with the investors, paid this dividend through the issuance of a total of 356,554 shares of restricted common stock in accordance with the statements of preferences. Many of the holders of the Series E Preferred Stock are affiliated with AmerAlia. (The Series A, B, C, and D shares were converted or exchanged for Series E Preferred Stock pursuant to shareholder approval at the meeting held on June 30, 1998.)

         During the fiscal year ended June 30, 1999, dividends aggregating $283,865 became payable to the holders of the Series E Preferred Stock AmerAlia paid these dividends to the holders of the Series E Preferred Stock through the issuance of 283,865 shares of its restricted common stock.

         During the nine months ended March 31, 2000, dividends aggregating $223,950 became payable to the holders of the Series E Preferred Stock AmerAlia paid, or will pay, these dividends to the holders of the Series E Preferred Stock through the issuance of 223,950 shares of its restricted common stock.

         Employment Disputes. Marvin Hudson, formerly a vice president, employee and greater-than-10% shareholder of AmerAlia, has made certain claims against AmerAlia and has filed litigation against AmerAlia which was subsequently dismissed. AmerAlia has also filed litigation against Mr. Hudson. Mr. Hudston has made counterclaims against AmerAlia in this litigation.

                              INDEPENDENT AUDITORS

         The independent accounting firm of Jones Jensen & Company was selected by the Board of Directors with respect to audit of the consolidated financial statements of the company for the fiscal year ending June 30, 1999, as well as many prior fiscal years. A representative of Jones Jensen & Company (now known as H J & Associates) is not expected to be present at the annual meeting.

                           PROPOSALS FROM SHAREHOLDERS

         Proposals from shareholders intended to be present at the next Annual Meeting of shareholders should be addressed to the Company at AmerAlia, Inc.,
Attention: Corporate Secretary, 311 Raleigh Road, Kenilworth, IL 60043 and must be received by the Company by October 1, 2000. Upon receipt of any such proposal, the Company shall determine whether or not to include any such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposals be forwarded by Certified Mail-Return Receipt Requested.

                          ANNUAL REPORT TO SHAREHOLDERS

         This proxy statement is being accompanied by the Company's annual report to shareholders. The annual report to shareholders does include the audited financial statements for the Company.

          ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1999 ITS QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2000, AND OTHER REPORTS FILED BY AMERALIA UNDER THE SECURITIES EXCHANGE ACT OF 1934, ARE AVAILABLE TO ANY SHAREHOLDER AT NO COST UPON REQUEST TO: CORPORATE SECRETARY, 311 RALEIGH ROAD, KENILWORTH, IL 60043, OR BY TELEPHONE: (847) 256-9021.

                                  OTHER MATTERS

     Management does not know of any other matters to be brought before the meeting. Should any other matter requiring a vote of shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

              By Order of the Board of Directors:



              AMERALIA, INC.
              Bill H. Gunn, President

                                 AMERALIA, INC.
                                311 RALEIGH ROAD
                              KENILWORTH, IL 60043

PROXY        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints Bill H. Gunn and John F. Woolard, or either one of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated below, all of the shares of Common Stock or Preferred Stock of AmerAlia, Inc. held of record by the undersigned on May 25, 2000, at the Special Meeting of Shareholders to be held on June 23, 2000 and at any adjournments or postponements thereof.


1.   ELECTION OF DIRECTORS          FOR all nominees listed below                WITHHOLD AUTHORITY
                               (except as marked to the contrary below)  [ ]     to vote for all nominees listed below  [ ]

         (INSTRUCTION) To withhold authority to vote for any individual nominee mark the box next to the nominee's name below.

         [ ]  Bill H. Gunn          [ ] Robert van Mourik       [ ]  John F. Woolard
         [ ]  Neil E Summerson      [ ] Robert A. Cameron       [ ]  Geoffrey C. Murphy

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                     (over)

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES AND WILL ABSTAIN FROM VOTING ON ALL OTHER MATTERS.

         PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.



                                       ----------------------------------------
                                       Signature


                                       ----------------------------------------
                                       Signature if held jointly



                                       Date:                    , 2000
                                              ------------------






                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                     CARD PROMPTLY IN THE ENCLOSED ENVELOPE